Exhibit 10.4

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of February 11, 2014 (the “Effective Date”), by and between Egalet Corporation, a Delaware corporation (the “Company”) and Mark Strobeck (the “Executive”).

WITNESSETH:

WHEREAS, the Company desires to employ the Executive, and the Executive desires to be employed by the Company, each upon the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and intending to be legally bound hereby, the Company and the Executive agree as follows.

1.                                      Employment.  The Company hereby agrees to employ the Executive, and the Executive hereby accepts employment by the Company, for the period and upon the terms and conditions contained in this Agreement.

2.                                      Term.  The Executive’s term of employment with the Company under this Agreement shall begin on the Effective Date and shall continue on an at-will basis until that employment ceases in accordance with Section 6 for any reason (the “Term”).

3.                                      Office and Duties.

(a)                                 During the Term, the Executive shall serve as the Chief Business Officer of the Company, as well as in any other position to which the Executive is appointed by the Company’s Board of Directors (the “Board”) or the Company’s Chief Executive Officer (the “CEO”).  The Executive shall report to the CEO or his designee(s) and shall perform such duties and have such responsibilities as the CEO or his designee(s) may determine from time to time and which are consistent with Executive’s then current position with the Company.

(b)                                 During the Term, the Executive shall devote all of his working time, energy, skill and best efforts to the performance of his duties hereunder in a manner that will faithfully and diligently further the business and interests of the Company.

(c)                                  During the Term, the Executive shall not be engaged in any business activity which, in the reasonable judgment of the Board, conflicts with the Executive’s duties hereunder, whether or not such activity is pursued for pecuniary advantage.  Should the Executive wish to provide any services to any other person or entity other than the Company or to serve on the board of directors of any other entity or organization, the Executive shall submit a written request to the Board for consideration and approval by the Board in its sole discretion.

4.                                      Compensation.

(a)                                 For all of the services rendered by the Executive hereunder during the Term, the Executive shall receive an annual base salary of $250,000 (the “Base Salary”),

payable in accordance with the Company’s regular payroll practices in effect from time to time.  Notwithstanding the forgoing, the Base Salary shall be automatically increased to $300,000 upon the consummation of an initial public offering of the Company’s common stock (an “IPO”).  The Base Salary will be reviewed annually thereafter by the Board to determine if any increase is appropriate, and if the Executive’s Base Salary is increased, then the term “Base Salary” as used in this Agreement shall mean the amount of the Executive’s Base Salary then in effect at the applicable time.

(b)                                 Within 30 days following the Effective Date, the Company shall pay the Executive a signing bonus in the amount of $50,000.

(c)                                  During the portion of the Term following an IPO, the Executive shall be eligible to receive an annual bonus (pro-rated for the fiscal year in which an IPO occurs) with a target amount equal to 30% of the Base Salary (the “Annual Bonus”), in accordance with the terms and conditions of the Annual Incentive Bonus Plan attached hereto as Exhibit A, as amended from time to time.  Subject to the Executive’s continued employment through the payment date (except as otherwise provided in this Agreement), the Annual Bonus, if any, shall be paid to the Executive on the date the Company pays bonuses to its executives generally for the year to which such Annual Bonus relates.  Notwithstanding the forgoing, the Executive shall be eligible to receive an annual bonus with respect to any fiscal year that ends during the Term prior to an IPO on such terms and conditions as the Company may determine in its sole discretion.

(d)                                 If a Change in Control (as defined below) occurs during the Term but prior to an IPO, then, provided that (a) the Executive is employed by the Company upon the consummation of the Change on Control or (b) the Executive’s employment was terminated by the Company without Cause (as defined below) or by the Executive for Good Reason (as defined below) within six months prior to the consummation of the Change in Control, the Executive shall be entitled to receive 1% of the net proceeds received by the Company or the Company’s stockholders, as applicable, upon the consummation of such Change in Control (the “Carve-out Bonus”), which will be paid to the Executive as soon as administratively practicable following the consummation of such Change in Control, but no later than 30 days thereafter.  If an IPO occurs prior to a Change in Control, the Executive shall immediately forfeit all rights to the Carve-out Bonus with no compensation due thereof.

(e)                                  If an IPO occurs during the Term and prior to a Change in Control, then, immediately prior to such IPO, the Company, pursuant to the Company’s 2013 Stock-Based Incentive Compensation Plan (the “Stock Plan”), shall grant the Executive 116,000 restricted shares of the Company’s common stock, of which 29,000 shares will vest upon the expiration of the lock-up period following the IPO and 7,250 shares shall vest on the last day of each calendar quarter following the calendar quarter in which such lock-up period expires, subject to your continued employment with the Company on the applicable vesting dates, as well as the terms and conditions set forth in the Stock Plan and the applicable restricted stock award agreement.

(f)                                   During the Term, the Executive shall be entitled to participate in the Company’s employee benefit plans, including without limitation, any health, dental, vision and 401(k) plans maintained by the Company, on the same terms and conditions as may from time to time be applicable to the Company’s other executive officers, as such employee benefit plans may be in place from time to time.

(g)                                  The Executive shall be entitled to a minimum of twenty (20) days of vacation per year (prorated for any partial year worked), in accordance with Company’s policy as in effect from time to time.  The Executive shall also be entitled to sick days and paid holidays in accordance with the Company’s policy as in effect from time to time.

(h)                                 During the Term, the Executive shall be reimbursed by the Company for all necessary and reasonable expenses, professional dues, continuing education fees including without limitation any fees and expenses related to the maintenance of professional licenses, and membership dues incurred by him in connection with the performance of his duties hereunder.  The Executive shall keep an itemized account of such expenses, together with vouchers and/or receipts verifying the same.  Any such expense reimbursement will be made in accordance with the Company’s policies governing reimbursement of expenses as are in effect from time to time.

(i)                                     All payments and benefits made pursuant to this Agreement shall be subject to such withholding as the Company reasonably believes is required by any applicable federal, state, local or foreign law.

5.                                      Representations of Executive.  The Executive represents to the Company that (i) there are no restrictions, agreements or understandings whatsoever to which the Executive is a party that would prevent, or make unlawful, his execution of this Agreement and his employment hereunder; (ii) his execution of this Agreement and his employment hereunder shall not constitute a breach of any contract, agreement or understanding, oral or written, to which he is a party, or by which he is bound, and (iii) he is of full capacity and free and able to execute this Agreement and to enter into employment with the Company.

6.                                      Termination.  The Term shall continue until the termination of the Executive’s employment with the Company as provided below.

(a)                                 Death or Disability.  If the Executive dies or becomes Disabled, the Term and the Executive’s employment with the Company shall immediately terminate.  Upon such a termination of employment, the Company shall

(i) pay to the Executive (or his estate, beneficiary or legal representative, as the case may be), within thirty (30) days following such termination of employment, all accrued but unpaid Base Salary and all accrued but unused vacation;

(ii) reimburse the Executive (or his estate, beneficiary or legal representative, as the case may be) for all reimbursable expenses that have not been reimbursed as of such termination of employment, with such reimbursement to occur in accordance with the procedures set forth in Section 4(h); and

(iii) pay the Executive any earned but unpaid annual bonus for the year immediately preceding the year of termination at the time the Company pays bonuses with respect to such year to its executives generally.

For purposes of this Agreement, “Disabled” means that in the opinion of a qualified physician, mutually acceptable to the Company and the Executive, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, the Executive (x) is unable to engage in any substantial gainful activity or (y) has been receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company.  The termination of employment described herein shall not affect the Executive’s right to continued eligibility to disability benefits under any Company long-term disability coverage or plan.

(b)                                 For Cause.  During the Term, the Company may terminate the Executive’s employment for Cause upon written notice.  Upon such a termination of employment, the Executive shall be entitled to only those benefits described in clauses (i) and (ii) of Section 6(a).  For purposes of this Agreement, “Cause” means

(i)                               a material breach of this Agreement by the Executive that is not susceptible to remedy or cure, or if susceptible to remedy or cure, is not remedied or cured to the satisfaction of the CEO within ten (10) business days following written notice from the CEO to the Executive specifying the manner in which the Executive has breached this Agreement and, if applicable, the specific remedy or cure sought;

(ii)                            the commission by the Executive of a felony or a crime involving moral turpitude (whether or not related to the Executive’s employment), or any other act or omission involving dishonesty or fraud with respect to the Company or any of its affiliates or causing material harm to the standing or reputation of the Company, or the Executive’s drug abuse or repeated intoxication; or

(iii)                         the Executive’s failure to perform his duties hereunder other than by reason of death or Disability, after written notice from the CEO specifying the manner in which the Executive has failed to perform his duties and, if such failure is susceptible to cure, the failure of the Executive to cure such non-performance to the satisfaction of the CEO within ten (10) business days following such written notice, including, if applicable, the specific remedy or cure sought.

(c)                                  Without Cause.  During the Term, the Company may terminate the Executive’s employment with the Company at any time without Cause upon thirty (30) days’ prior written notice; provided, however, that during such notice period, the CEO, in his sole discretion, may relieve the Executive of all of his duties, responsibilities and authority with respect to the Company and may restrict Executive’s access to Company property; provided, further, that the CEO’s exercise of such discretion shall not constitute Good Reason (as defined below).  Upon such a termination of employment, the Company shall:

(i)                                     provide the Executive with those benefits described in clauses (i) and (ii) of Section 6(a);

(ii)                                  pay the Executive any earned but unpaid annual bonus for the year immediately preceding the year of termination at the time the Company pays bonuses with respect to such year to its executives generally;

(iii)                               continue providing the Executive with Base Salary for a period of 6 months (12 months in the case of a termination occurring after an IPO) following the date of such termination of employment (the “Severance Period”), with such Base Salary to be paid in accordance with the Company’s regular payroll practice as if no such termination of employment had occurred; provided, however, that the Executive’s right to receive the payments set forth in this clause (iii) of Section 6(c) shall be conditioned on the Executive’s continued compliance with Sections 8 and 9 hereof and such payments shall not begin until the Executive signs and does not subsequently revoke a release of claims within sixty (60) days following such termination of employment, in substantially the form attached hereto as Exhibit B; provided, further, that if such sixty (60) day period spans two calendar years, any payment set forth in this Section 6(c)(iii) that, but for this proviso, would have been paid prior to the Company’s first payroll date in such second calendar year, shall not be paid until such payroll date (but only to the extent required to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”));

(iv)                              during the portion of the Severance Period during which the Executive and the Executive’s dependents are eligible for COBRA coverage, reimburse the Executive and the Executive’s eligible dependents for their COBRA premiums less any amounts that the Executive would have been required to contribute for coverage under the Company’s health plans had the Executive remained employed by the Company, with such reimbursement to occur in accordance with the procedures set forth in Section 4(e); provided, however, that if, at any time during the Severance Period, the Executive and the Executive’s eligible dependents cease to be eligible for COBRA coverage (except as a result of Executive’s becoming eligible for coverage under the medical plans of a subsequent employer), the Company shall reimburse the Executive all reasonable premium costs incurred by the Executive to provide private health insurance coverage for the Executive and the Executive’s eligible dependents that is substantially equivalent to the health insurance by which the Executive and the Executive’s eligible dependents were covered on the date of the Executive’s termination less any amounts that the Executive would have been required to contribute for such coverage had the Executive remained employed by the Company, until the earlier of (x) the termination of the Severance Period and (y) the date on which the Executive becomes eligible for coverage under the medical plans of a subsequent employer;

(v)                                 provide any stock-based compensation due to the Executive pursuant to any written agreement between the Executive and the Company, on the terms and conditions set forth therein; and

(vi)                              pay the Executive the Carve-out Bonus, if any, that the Executive is or becomes entitled to under the terms of Section 4(d).

(d)                                 Termination by Executive for Good Reason.  During the Term, the Executive may resign his employment for Good Reason.  Upon such a termination, the Executive shall be entitled to those benefits described in Section 6(c) as though the Executive had been terminated by the Company without Cause.  For purposes of this Agreement, “Good Reason” means the occurrence of any of the following circumstances:

(i)                                     a material diminution of the Executive’s authorities, duties, responsibilities or status (including offices, titles or reporting relationships) as an employee of the Company from those then in effect or the assignment to the Executive of duties or responsibilities inconsistent with his then current position;

(ii)                                  the Company’s relocation of the Executive’s principal job location or office that increases the Executive’s one-way commute by more than fifty (50) miles; or

(iii)                               a reduction in the Executive’s Base Salary or benefits (other than a reduction in benefits that applies to the Executive and all other similarly positioned employees);

provided, that the events set forth in items (i), (ii) and (iii) of this Section 6(d) occur without the Executive’s express written consent; and provided further, that no such occurrence of any of the events set forth in items (i), (ii) and (iii) of this Section 6(d) shall constitute Good Reason unless the Executive notifies the Company in writing of his intent to resign for Good Reason within 30 days following the occurrence of such circumstance and the Company fails to cure such circumstances within 30 days following receipt of such notice.

(e)                                  Termination by Executive without Good Reason.  During the Term, the Executive may resign his employment without Good Reason upon ninety (90) days prior written notice.  Upon such a termination of employment, the Executive shall be entitled to only those benefits described in clauses (i) and (ii) of Section 6(a).

(f)                                   Termination by the Company without Cause or by the Executive for Good Reason within 24 Months after a Change in Control.  Notwithstanding anything herein to the contrary, if, during the Term and following an IPO, the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason, in each case, within 24 months after a Change in Control, the Executive shall be entitled to those benefits described in Section 6(c); provided that for purposes of applying clauses (iii) and (iv) of Section 6(c), “Severance Period” shall be a period of 24 months following the date of such termination of employment.

For purposes of this Agreement, “Change in Control” means, after the Effective Date (and not including an IPO, which shall not be treated as a Change in Control for purposes of this Agreement), any of the following events: (A) a “person” (as such term in used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the “beneficial owner” (as defined in Rule 13D-3 under the 1934 Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities; (B) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clauses (A), (C) or (D) hereof) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously approved, cease for any reason to constitute a majority thereof; (C) the Company merges or consolidates with any other corporation, other than in a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (D) the complete liquidation of the Company or the sale or other disposition of all or substantially all of the Company’s assets; provided that no event shall constitute a Change in Control hereunder unless such event is also a “change in control event” as defined in Section 409A of the Code.

(g)                                  Any severance or termination pay granted in this Section 6 will be the sole and exclusive remedy, compensation or benefit due to the Executive or his estate upon any termination of the Executive’s employment (without limiting the Executive’s rights under any disability, life insurance or deferred compensation arrangement in which the Executive participates at the time of such termination of employment).

7.                                      Certain Company Remedies.  The Executive acknowledges that his promised services and covenants, including without limitation the covenants in Sections 8 and 9 hereof, are of a special and unique character, which give them peculiar value, the loss of which cannot be reasonably or adequately compensated for in an action at law, and that, in the event there is a breach hereof by the Executive, the Company will suffer irreparable harm, the amount of which will be impossible to ascertain.  Accordingly, the Company shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either at law or in equity, to obtain damages for any breach of this Agreement, or to enjoin the Executive from committing any act in breach of this Agreement.  The remedies granted to the Company in this Agreement are cumulative and are in addition to remedies otherwise available to the Company at law or in equity.  If the Executive violates any of the restrictions contained in this Agreement, the restrictive period shall not run in favor of the Executive from the time of commencement of any such violation until such time as such violation shall be cured by the Executive to the satisfaction of the Company.

8.                                      Restrictive Covenants.

(a)                                 Confidentiality.  During the Term and at all times thereafter, the Executive shall, and shall cause his or her affiliates and representatives to keep confidential and not disclose to any other person or entity or use for his own benefit or the benefit of any other person or entity any confidential proprietary information, technology, know-how, trade secrets (including all results of research and development), product formulas, industrial designs, franchises, inventions or other intellectual property regarding the Company or its business and operations (“Confidential Information”) in his possession or control.  The obligations of the Executive under this Section 8(a) shall not apply to Confidential Information which (i) is or becomes generally available to the public without breach of the commitment provided for in this

Section; (ii) is required to be disclosed by law, order or governmental authority; (iii) information that is independently developed by the Executive after termination of all employment with the Company or its affiliates, without the use of or reliance on any Confidential Information and (iv) information which becomes known to the Executive after termination of all employment with the Company or its affiliates, on a non-confidential basis from a third-party source if such source was not subject to any confidentiality obligation; provided, however, that, in case of clause (ii), the Executive shall notify the Company as early as reasonably practicable prior to disclosure to allow the Company or its affiliates to take appropriate measures to preserve the confidentiality of such Confidential Information.  During the Term and at all times thereafter, the Executive shall, and shall cause his affiliates and his representatives to, keep confidential and not disclose to any other person or entity any of the terms of this Agreement, except as required by applicable law, in connection with the enforcement by the Executive of his rights hereunder.

(b)                                 Non-Competition; Non-Solicitation.

(i)                               During the period beginning on the Effective Date and ending 6 months (12 months in the case of a termination occurring after an IPO) following the date on which the Executive’s employment with the Company is terminated for any reason (the “Non-Compete Period”), the Executive covenants and agrees not to, and shall cause his affiliates not to, directly or indirectly anywhere in the world, conduct, manage, operate, engage in or have an ownership interest in any business or enterprise that (A) manufactures, sells, distributes or develops abuse deterrent orally delivered pharmaceuticals, (B) uses any trademarks, tradenames or slogans similar to those of the Company or its affiliates; or (C) is engaged in any other activities that are otherwise competitive with the business of the Company or its affiliates as conducted or proposed to be conducted as of the termination date (collectively, the “Business”).  Notwithstanding anything herein to the contrary, if the Executive’s employment with the Company is terminated by the Company without Cause or by the Executive for Good Reason, in each case, following an IPO and within 24 months following a Change in Control, the Non-Compete Period shall be a period of 24 months.  Notwithstanding the foregoing, nothing herein shall preclude the Executive from performing any duties as a stockholder, director, employee, consultant or agent of Company or its affiliates or owning, directly or indirectly, in the aggregate less than 5% of any business competitive with the Company or its affiliates that is subject to the reporting obligations of the 1934 Act.

(ii)                            During the Non-Compete Period, the Executive shall not, and shall cause his affiliates to not, directly or indirectly, call-on, solicit or induce any customer or other business relationship of the Company or its affiliates for the provision of products or services related to the business of the Company or in any other manner that would otherwise interfere with the business relationship between the Company and its affiliates and their respective customers and other business relationships.

(iii)                         During the Non-Compete Period, the Executive shall not, and shall cause his affiliates to not, directly or indirectly, call-on, solicit or induce, any employee of the Company or its affiliates to leave the employ of, or terminate its relationship with, the Company or its affiliates for any reason whatsoever, nor shall the Executive offer or provide employment (whether such employment is for the Executive or any other business or enterprise), either on a full-time, part-time or consulting basis, to any person who then currently is, or within six (6) months immediately prior thereto was, an employee or independent contractor of the Company; provided, however, the foregoing shall not prohibit a general solicitation to the public through general advertising or similar methods of solicitation not specifically directed at employees of the Company.

(iv)                        The Executive acknowledges and agrees that the provisions of this Section 8 are reasonable and necessary to protect the legitimate business interests of the Company and its affiliates.  The Executive shall not contest that the Company’s and the Company’s affiliates’ remedies at law for any breach or threat of breach by the Executive or any of his or her affiliates of the provisions of this Section 8 will be inadequate, and that the Company and its affiliates shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Section 8 and to enforce specifically such terms and provisions, in addition to any other remedy to which the Company or its affiliates may be entitled at law or equity.  The restrictive covenants contained in this Section 8 are covenants independent of any other provision of this Agreement or any other agreement between the parties hereunder and the existence of any claim which the Executive may allege against the Company under any other provision of this Agreement or any other agreement will not prevent the enforcement of these covenants.

(v)                           The Executive expressly acknowledges that the covenants contained in this Section 8(b) are a material part of the consideration bargained for by the Company and, without the agreement of the Executive to be bound by such covenants, the Company would not have agreed to enter into this Agreement.

(vi)                        If any of the provisions contained in this Section 8(b) shall for any reason be held to be excessively broad as to duration, scope, activity or subject, then such provision shall be construed by limiting and reducing it, so as to be valid and enforceable to the maximum extent compatible with the applicable law or the determination by a court of competent jurisdiction.

9.                                      Intellectual Property; Company Property.

(a)                                 Inventions Retained and Licensed.  The Executive has attached hereto, as Exhibit C, a list describing any inventions, original works of authorship, developments, improvements, and trade secrets which were made by the Executive prior to the Effective Date (collectively referred to as “Prior Inventions”) which belong to the Executive, which relate to the Company’s products or research and developments and which are not assigned to the Company hereunder; or, if no such Prior Inventions are listed, the Executive represents that there are no such Prior Inventions.  The Executive agrees that he will not incorporate, or permit to be incorporated, any Prior Invention owned by the Executive or in which the Executive has an interest into a Company product, process or machine without the Company’s prior written consent.  Notwithstanding the foregoing sentence, if, in the course of his employment with the Company, the Executive incorporates into a Company product, process or machine a Prior Invention owned by the Executive or in which the Executive has an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or machine.

(b)                                 Assignment of Inventions.  The Executive agrees that he will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and does hereby assign to the Company, or its designee, all right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks or trade secrets, whether or not patentable or capable of registration under copyright or similar laws, which the Executive may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the time the Executive is in the employ of the Company (collectively referred to as “Inventions”) except as provided in Section 9(e).  The Executive further acknowledges that all original works of authorship which are made by him (solely or jointly with others) within the scope of and during the period of his employment with the Company and which are protectable by copyright are “works made for hire” as that term is defined in the United States Copyright Act.  The Executive understands and agrees that the decision whether or not to commercialize or market any Invention developed by him solely or jointly with others is within the Company’s sole discretion and for the Company’s sole benefit and that no royalty will be due to the Executive as a result of the Company’s efforts to commercialize or market any such Invention.

(c)                                  Maintenance of Records.  The Executive agrees to keep and maintain adequate and current written records of all Inventions made by him (solely or jointly with others) during the Term.  The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company.  The records will be available to and remain the sole property of the Company at all times.

(d)                                 Patent and Copyright Registrations.  The Executive agrees to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including, but not limited to, the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto.  The Executive further agrees that his obligation to execute or cause to be executed, when it is in his power to do so, any such instrument or papers shall continue after the termination of the Term.  If the Company is unable because of the Executive’s mental or physical incapacity or for any other reason to secure the Executive’s signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above, then the Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Executive’s agent and attorney in fact, to act for and on the Executive’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by the Executive.

(e)                                  Exception to Assignments.  The Executive understands that the provisions of this Agreement requiring assignment of Inventions to the Company shall not apply to any Invention that the Executive has developed entirely on his own time without using the Company’s equipment, supplies, facilities, trade secret information or Confidential Information except for those Inventions that either (i) relate at the time of conception or reduction to practice of the Invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company or (ii) result from any work that the Executive performed for the Company.  The Executive will advise the Company promptly in writing of any Inventions that the Executive believes meet the foregoing criteria and not otherwise disclosed on Exhibit C.

(f)                                   Upon the termination of his employment for any reason, the Executive shall deliver to the Company all memoranda, books, papers, letters, and other data, and all copies of the same, which were made by the Executive or otherwise came into his possession or under his control at any time prior to the termination of this Agreement, and which in any way relate to the business of the Company as conducted or as planned to be conducted on the date of the termination.

10.                               Survival of Representations.  The provisions of Sections 7, 8 and 9 shall survive the termination, for any reason, of the Executive’s employment with the Company or of this Agreement.

11.                               Key Person Insurance.  If the Company wishes to purchase a life insurance policy on the Executive or other insurance policy relating to the loss of the Executive’s services, the Executive agrees to submit to a customary insurance medical examination, if necessary, and otherwise cooperate with the Company in any reasonable manner with respect to obtaining any such insurance policy.

12.                               Miscellaneous.

(a)                                 Neither the failure, nor any delay, on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same, or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.  No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

(b)                                 This Agreement and all questions relating to its validity, interpretation, performance and enforcement (including, without limitation, provisions concerning limitations of actions), shall be governed by and construed in accordance with the laws of the State of Delaware (notwithstanding any conflict-of-laws doctrines of such state or other jurisdiction to the contrary), and without the aid of any canon, custom or rule of law requiring construction against the draftsman.

(c)                                  This Agreement is intended to comply with Code Section 409A, and the parties hereto agree to interpret, apply and administer this Agreement in the least restrictive manner necessary to comply therewith and without resulting in any increase in the amounts owed hereunder by the Company.  If the Executive’s termination of employment hereunder does not constitute a “separation from service” within the meaning of Code Section 409A, then any amounts payable hereunder on account of a termination of the Executive’s employment and which are subject to Code Section 409A shall not be paid until the Executive has experienced a “separation from service” within the meaning of Code Section 409A.  If, and only if, the Executive is a “specified employee” (as defined in Code Section 409A) and a payment or benefit provided for in this Agreement would be subject to additional tax under Code Section 409A if such payment or benefit is paid within six (6) months after the Executive’s separation from service, then such payment or benefit shall not be paid (or commence) during the six-month period immediately following the Executive’s separation from service except as provided in the immediately following sentence. In such an event, any payment or benefits that otherwise would have been made or provided during such six-month period and that would have incurred such additional tax under Code Section 409A shall instead be paid to the Executive in a lump-sum cash payment on the first day following the termination of such six-month period or, if earlier, within ten (10) days following the date of the Executive’s death.  No reimbursement or in-kind benefit shall be subject to liquidation or exchange for another benefit and the amount available for reimbursement, or in-kind benefits provided, during any calendar year shall not affect the amount available for reimbursement, or in-kind benefits to be provided, in a subsequent calendar year.  Any reimbursement to which the Executive is entitled hereunder shall be made no later than the last day of the calendar year following the calendar year in which such expenses were incurred.  Each payment hereunder shall be treated as a separate payment in a series of separate payments pursuant to Treasury Regulation Section 1.409A-2(b)(2)(iii).

(d)                                 All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received only when delivered (personally, by courier service such as Federal Express, or by other messenger), when sent by facsimile transmission (with electronic confirmation of receipt) or three (3) days after deposit in the United States mails, registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to the Executive: the Executive’s home address on record with the Company.

If to the Company:

Egalet Corporation

101 Lindenwood Drive

Malvern, PA  19355

Attention: Chief Executive Officer

Any party may alter the addresses to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this paragraph for the giving of notice.

(e)                            The rights and obligations of both parties under this Agreement shall inure to the benefit of and shall be binding upon their heirs, successors and assigns, but shall not be assigned without the written consent of both parties; provided, however, that the

Company may make such an assignment in connection with a sale of substantially all of the assets or other change of control of the Company.

(f)                             This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument.  This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

(g)                            The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other provision or provisions may be invalid or unenforceable in whole or in part.

(h)                           This Agreement contains the entire understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, between the parties hereto except as herein contained (including without limitation any prior employment agreements between the parties hereto).  The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.  This Agreement may not be modified or amended other than by an agreement in writing.

(i)                               The section headings in this Agreement are for convenience only, form no part of this Agreement and shall not affect its interpretation.

(j)                              Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

EGALET CORPORATION

By:	/s/ Robert Radie
Name: Robert Radie
Title: President and Chief Executive Officer

EXECUTIVE

/s/ Mark Strobeck
Mark Strobeck

EXHIBIT A

ANNUAL INCENTIVE BONUS PLAN

Previously filed as Exhibit 10.2 to the Company’s Registration Statement on Form S-1 filed November 14, 2013 (File No. 333-191759)

EXHIBIT B

RELEASE OF CLAIMS

This RELEASE OF CLAIMS (this “Release”) is given on this        day of               , 20     by Mark Strobeck (the “Executive”).

WHEREAS, the Executive’s employment with Egalet Corporation, a Delaware corporation, (the “Company”), has terminated; and

WHEREAS, pursuant to Section 6(c) of the Employment Agreement by and between the Company and the Executive dated as of [January 1, 2014] (the “Employment Agreement”), the Company has agreed to pay the Executive certain amounts and to provide certain benefits, subject to his execution and non-revocation of this Release.  All terms used but not defined herein shall have the meanings ascribed to such terms in the Employment Agreement.

NOW THEREFORE, in consideration of these premises and the mutual promises contained herein, and intending to be legally bound hereby, the Executive agrees as follows:

1.                                     Consideration.  The Executive acknowledges that: (i) the payments set forth in Section 6(c) of the Employment Agreement constitute full settlement of all his rights under the Employment Agreement, (ii) he has no entitlement under any other severance or similar arrangement maintained by the Company or any of its Affiliates, and (iii) except as otherwise provided specifically in this Release, the Company does not and will not have any other liability or obligation to the Executive by reason of the cessation of his employment.  The Executive further acknowledges that, in the absence of his execution of this Release, the payments and benefits specified in Section 6(c)(iii) of the Employment Agreement would not otherwise be due to him.

2.                                     Executive’s Release.  The Executive on his own behalf and together with his heirs, assigns, executors, agents and representatives hereby generally releases and discharges the Company and its predecessors, successors (by merger or otherwise), parents, subsidiaries, affiliates and assigns, together with each and every of their present, past and future officers, managers, directors, shareholders, members, general partners, limited partners, employees and agents and the heirs and executors of same, and all other persons or entities who/that might be claimed to be jointly or severally liable with any of the persons or entities named previously (herein collectively referred to as the “Releasees”) from any and all suits, causes of action, complaints, obligations, demands, common law or statutory claims of any kind, whether in law or in equity, direct or indirect, known or unknown (hereinafter “Claims”), which the Executive ever had, now has or may have against the Releasees, or any one of them arising at any time up to and including the date of the this Release.  This Release specifically includes, but is not limited to:

b.                                      any and all Claims arising out of or relating to the Executive’s employment with the Company or the termination thereof;

c.                                       any and all Claims for wages and benefits including, without limitation, salary, stock options, stock, royalties, license fees, health and welfare benefits, severance pay, vacation pay, and bonuses;

d.                                      any and all Claims for wrongful discharge, breach of contract, whether express or implied, and Claims for breach of implied covenants of good faith and fair dealing;

e.                                       any and all Claims for alleged employment discrimination on the basis of race, color, religion, sex, age, national origin, veteran status, disability, handicap or any other protected characteristic, or retaliation in violation of any federal, state or local statute, ordinance, judicial precedent or executive order, including but not limited to claims for discrimination or retaliation under the following statutes: Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000e et seq.; the Civil Rights Act of 1866, 42 U.S.C. §1981; the Civil Rights Act of 1991; the Age Discrimination in Employment Act, as amended, 29 U.S.C. §621 et seq.; the Older Workers Benefit Protection Act 29 U.S.C. §§ 623, 626 and 630; the Rehabilitation Act of 1972, as amended, 29 U.S.C. §701 et seq.; the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.; the Family and Medical Leave Act of 1993, 29 U.S.C. §2601, et seq.; the Fair Labor Standards Act, as amended, 29 U.S.C. §201, et seq.; the Fair Credit Reporting Act, as amended, 15 U.S.C. §1681, et seq.;  and the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §1000, et seq. (“ERISA”) or any comparable state statute or local ordinance;

f.                                        any and all Claims under any federal or state statute relating to employee benefits or pensions;

g.                                       any and all Claims in tort, including but not limited to, any Claims for assault, battery, misrepresentation, defamation, interference with contract or prospective economic advantage, intentional or negligent infliction of emotional distress, duress, loss of consortium, invasion of privacy and negligence; and

h.                                      any and all Claims for attorneys’ fees and costs.

The Executive expressly represents that he has not filed a lawsuit or initiated any other administrative proceeding against any Releasee.  The Executive further promises not to initiate a lawsuit or to bring any other Claim against any Releasee asserting a Claim that is released by this Release.  If he does so, and the action is found to be barred in whole or in part by this Release, the Executive agrees to pay the attorneys’ fees and costs, or the proportions thereof, incurred by the applicable Releasee in defending against those Claims that are found to be barred by this Release.  This Release will not prevent the Executive from filing a charge with the Equal Employment Opportunity Commission (or similar state agency) or participating in any investigation conducted by the Equal Employment Opportunity Commission (or similar state agency); provided, however, that any claims by the Executive for personal relief in connection with such a charge or investigation (such as reinstatement or monetary damages) would be barred.  Furthermore, nothing in this Release precludes the Executive from challenging the validity of this Release under the requirements of the Age Discrimination in Employment Act, and the Executive shall not be responsible for reimbursing the attorneys’ fees and costs of the Releasees in connection with such a challenge to the validity of the Release.  The Executive acknowledges, however, that the Release applies to all Claims that he has under the Age Discrimination in Employment Act, and that, unless the Release is held to be invalid, all of the

Executive’s Claims under the Age Discrimination in Employment Act shall be extinguished by execution of this Release.

3.                                     Acknowledgment.  The Executive understands that the release of Claims contained in this Release extends to all of the aforementioned Claims and potential Claims which arose on or before the date that the Executive signs this Release, whether now known or unknown, suspected or unsuspected, and that this constitutes an essential term of this Release.  The Executive further understands and acknowledges the significance and consequences of this Release and of each specific release and waiver, and expressly consents that this Release shall be given full force and effect to each and all of its express terms and provisions, including those relating to unknown and uncompensated Claims, if any, as well as those relating to any other Claims specified herein.  The Executive hereby waives any right or Claim that the Executive may have to employment, reinstatement or re-employment with the Company.

4.                                     Remedies.  All remedies at law or in equity shall be available to the Releasees for the enforcement of this Release.  This Release may be pleaded as a full bar to the enforcement of any Claim released by this Release that the Executive may assert against the Releasees.

5.                                     No Admission of Liability.  This Release is not to be construed as an admission of any violation of any federal, state or local statute, ordinance or regulation or of any duty owed by the Company to the Executive.  The Executive acknowledges that the Company specifically denies any such violations.

6.                                     Severability.  If any term or provision of this Release shall be held to be invalid or unenforceable for any reason, then such term or provision shall be ineffective to the extent of such invalidity or unenforceability without invalidating the remaining terms or provisions hereof, and such term or provision shall be deemed modified to the extent necessary to make it enforceable.

7.                                     Advice of Counsel; Revocation Period.  The Executive is hereby advised to seek the advice of counsel prior to signing this Release.  The Executive hereby acknowledges that the Executive is acting of his own free will, that he has been afforded a reasonable time to read and review the terms of this Release, and that he is voluntarily executing this Release with full knowledge of its provisions and effects.  The Executive further acknowledges that he has been given at least [TWENTY-ONE (21)][FORTY-FIVE (45)] days within which to consider this Release and that he has SEVEN (7) days following his execution of this Release to revoke his acceptance, with this Release not becoming effective until the 7-day revocation period has expired.  If the Executive elects to revoke his acceptance of this Release, this Release shall not become effective and Executive must provide written notice of such revocation by certified mail (postmarked no later than seven days after the date the Executive accepted this Release) to:

Egalet Corporation

101 Lindenwood Drive

Malvern, PA  19355

Attention: Chief Executive Officer

8.                                     Representations and Warranties.  The Executive represents and warrants that he has not assigned any claim that he purports to release hereunder and that he has the full power and authority to enter into this Release and bind each of the persons and entities that the Executive purports to bind.  The Executive further represents and warrants that he is bound by, and agrees to be bound by, his post-employment obligations set forth in the Restrictive Covenant Agreement.

9.                                     Governing Law.  This Agreement shall be governed by the laws of the State of Delaware without regard to the conflict of law principles of any jurisdiction. Any legal proceeding arising out of or relating to this Release will be instituted in a state or federal court in the State of Delaware, and the Executive hereby consents to the personal and exclusive jurisdiction of such court(s) and hereby waives any objection(s) that he may have to personal jurisdiction, the laying of venue of any such proceeding and any claim or defense of inconvenient forum.

IN WITNESS WHEREOF, the Executive has executed this Release on the date first above written.

Mark Strobeck

EXHIBIT C

Proprietary/Confidentiality Schedules

None.